Exhibit 99.1

McGrath RentCorp Announces Results for Fourth Quarter 2008

EPS Decreases 19% to $0.39 for the Quarter

Rental Revenues Increase 2%

Company Announces 10% Dividend Increase

LIVERMORE, Calif.--(BUSINESS WIRE)--February 25, 2009--McGrath RentCorp (NASDAQ:MGRC), a diversified business to business rental company, today announced revenues for the quarter ended December 31, 2008, of $78.5 million, an increase of 10%, compared to $71.5 million in the fourth quarter 2007. The Company reported net income of $9.3 million, or $0.39 per diluted share for the fourth quarter 2008, compared to net income of $12.1 million, or $0.48 per diluted share, in the fourth quarter 2007.

Total revenues for the year ended December 31, 2008, were $304.2 million, compared to $280.4 million in 2007. Rental revenues increased 6% to $197.2 million in 2008 compared to $185.3 million in 2007. Net income for the year ended December 31, 2008 decreased 3% to $41.2 million, compared to net income of $42.4 million in the prior year. EPS increased 3% to $1.72 in 2008 from $1.67 in 2007. EPS in 2008 benefited from 6% lower diluted shares outstanding, primarily due to the 798,000 shares of the Company’s common stock repurchased during the fourth quarter 2007 and 969,000 shares repurchased during the first quarter 2008.

The Company completed the purchase of the assets of privately held Adler Tank Rentals (Adler Tanks) on December 11, 2008. Adler Tanks is a Newark, New Jersey based rental provider of liquid and solid containment solutions for storage of hazardous and non-hazardous liquids and solids. The Company’s consolidated statement of income includes Adler Tanks’ results of operations since December 12, 2008 with total revenues of $1.8 million and pre-tax income of $0.5 million.

The Company also announced that the board of directors declared a quarterly cash dividend of $0.22 per share for the quarter ending March 31, 2009, an increase of 10% over last year’s same period. On an annualized basis, the 2009 dividend represents a 4.3% yield based on the February 24, 2009, closing stock price. The cash dividend will be payable on April 30, 2009, to all shareholders of record on April 16, 2009.

For the fourth quarter of 2008, rental revenues in the Company’s Mobile Modular division decreased $0.1 million to $25.9 million from $26.0 million in the fourth quarter 2007, with gross profit on rental revenues decreasing 2% to $16.9 million from $17.2 million in the fourth quarter 2007. Sales revenues decreased 9% from $5.8 million in the fourth quarter 2007 to $5.3 million, and gross profit on sales decreased 15% to $1.5 million in the fourth quarter 2008, primarily due to lower gross margin on sales of new equipment. Total gross profit decreased 3% from $21.5 million in the fourth quarter 2007 to $21.0 million in the fourth quarter 2008. Selling and administrative expenses increased $0.8 million to $7.5 million in the fourth quarter 2008. As a result, Mobile Modular’s pre-tax income decreased 10% from $13.0 million to $11.7 million in the fourth quarter 2008.

For the fourth quarter of 2008, rental revenues in the Company’s TRS-RenTelco division decreased 1% to $23.2 million from $23.3 million in the fourth quarter of 2007, with gross profit on rental revenues decreasing 19% to $8.7 million from $10.7 million in the fourth quarter 2007. Sales revenues increased 50% from $4.4 million to $6.6 million in the fourth quarter 2008, with gross profit on sales decreasing 19% to $1.4 million from $1.8 million in the fourth quarter 2007, due to lower gross margins on new and used equipment sales. Total gross profit decreased 18% from $12.9 million in the fourth quarter 2007 to $10.6 million in the fourth quarter 2008. Selling and administrative expenses increased $1.4 million to $6.6 million in the fourth quarter 2008. As a result, TRS-RenTelco’s pre-tax income decreased 56% from $6.7 million to $3.0 million in the fourth quarter 2008.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results:

“Despite a quarter over quarter increase in both rental revenues and total revenues of approximately 2% and 10% respectively, net income decreased by 23% and EPS by 19%.

These results were driven by a combination of adverse macro economic conditions, increased competitive pressures, the unsettled fiscal landscape in California, and our investment in key longer term growth initiatives, IT systems and facility infrastructure.

Mobile Modular had flat rental revenues quarter over quarter, and for all of 2008, was up a modest 3%. We continued to experience lower business activity levels and very competitive educational and commercial markets in California. The state’s delay in completing a budget has negatively impacted the flow of school facility projects for both modernization and permanent construction. Commercial rental opportunities have declined, with residential and non-residential construction being the most challenged sectors. With fewer rental opportunities, there has been consistent downward pressure on pricing. Although we believe we are more than holding our own in booking a favorable percentage of opportunities, our yield on equipment on lease declined approximately 4% quarter over quarter and we expect further erosion in 2009. SG&A for the quarter increased by approximately 11% from a year ago due primarily to added depreciation expenses for our new modular operating software application, other IT infrastructure upgrades and our new Florida modular inventory center.

TRS-RenTelco also had flat rental revenues quarter over quarter; however, for all of 2008 rental revenues grew by a healthy 10%. We benefited from a strong pipeline of opportunities throughout the year; however, the competitive nature of the markets created continued pricing pressure. Combined with a higher level of returns during the second half of 2008 compared to a year earlier, and customer order activity slowing later in the year due to concerns with the economy, there was significant downward pressure on both gross profit and margin on rents, especially during the fourth quarter. Sales revenues were up markedly during the fourth quarter from a year ago as we moved proactively to sell lower utilized equipment. Lower gross profit and margin on sales in the quarter are a result of our tactics to eliminate recurring depreciation expense sooner rather than later in anticipation of a more challenging 2009 market environment. SG&A for the quarter, increased predominantly due to the hiring of key personnel and ramping up of our TRS-Environmental business. Our results were also impacted negatively by a stronger U.S. dollar against our Canadian dollar denominated revenues.

The Company surpassed $300 million in total revenues for the first time in 2008 in spite of very turbulent financial markets, regional market challenges and a quickly deteriorating macro economic environment. We fought hard for what we achieved in both revenue and earnings. Market share and critical mass have been and will continue to be extremely important to our long-term financial success. As long as the current recession continues, we expect downward pressure on margins to persist. However, as economic conditions improve, we expect to emerge competitively stronger and more profitable.

In 2008, we were able to execute on our strategy to leverage our business to business rental acumen to both position the Company for additional sources of long term growth and to further diversify our product offerings and geographic footprint. We did this by spawning two organic growth product areas in portable storage containers and environmental test equipment, and by acquiring Adler Tank Rentals, which is engaged in the hazardous and non-hazardous liquid and solid containment rental business.

As a result of this growth strategy and these new initiatives, we believe we are well positioned today to become a larger and more profitable Company as economic conditions improve. While we expect the next 18 to 24 months to be an extremely challenging operating environment, we would expect McGrath RentCorp to fare better than many companies due to the countercyclical nature of portions of our rental businesses, our strong cash flows and low-leveraged balance sheet. Longer term, we believe that our strategy of investing in new earnings engines in more diverse business to business rental market segments will generate growth in income and share value, while maintaining our financial strength, protecting our balance sheet, providing attractive dividends and making the Company more resilient to future economic cycles.”

FOURTH QUARTER 2008 HIGHLIGHTS (AS COMPARED TO FOURTH QUARTER 2007)

  Rental revenues increased 2% to $50.1 million. Within rental revenues, Mobile Modular decreased from $26.0 million to $25.9 million; TRS-RenTelco decreased from $23.3 million to $23.2 million. Adler Tanks rental revenues were $1.0 million in 2008, reflecting revenues from December 12, 2008 through December 31, 2008.
  Sales revenues increased 40% to $17.9 million, resulting from higher sales volume in TRS-RenTelco and Enviroplex, partly offset by lower sales volume in Mobile Modular. The higher sales volume offset by lower gross margin percentage of 20.8% compared with 34.5% in 2007, resulted in a gross profit decrease of $0.7 million. Sales revenues and related gross margins can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.
  Depreciation of rental equipment increased 11% to $15.0 million, with Mobile Modular increasing 6% to $3.4 million from $3.2 million in 2007, and TRS-RenTelco increasing 11% to $11.4 million from $10.2 million in 2007. Adler Tanks depreciation was $0.2 million in 2008.
  Debt increased $83.2 million during the quarter to $305.5 million, primarily due to the financing of the Adler Tanks acquisition, with the Company’s funded debt (notes payable) to equity ratio increasing from 0.91 to 1 at September 30, 2008 to 1.22 to 1 as of December 31, 2008. As of December 31, 2008, the Company had capacity to borrow an additional $85.5 million under its lines of credit.
  Dividend rate increased 11% to $0.20 per share for the fourth quarter 2008, as compared to $0.18 per share for the fourth quarter of 2007. On an annualized basis, this dividend represents a 3.9% yield on the February 24, 2009 close price of $20.26.
  Adjusted EBITDA decreased 7% to $35.1 million for the fourth quarter of 2008 compared to $37.6 million for the fourth quarter of 2007. At December 31, 2008, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 2.15 compared to 1.54 at September 30, 2008. Adjusted EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

FINANCIAL GUIDANCE

The Company currently faces more uncertainty in forecasting its annual outlook than in any recent period. The Company expects 2009 financial results to be driven by lower business activity levels and more competitive pricing in its core modular and electronics rental operations, partly offset by various cost reduction initiatives and the full year contribution from Adler Tanks, which was acquired in December 2008. The Company expects full-year earnings per share to be in a range of $1.30 to $1.45 per diluted share. The impact from the delay in completion of the 2009 California state budget, the related spending reductions and other macroeconomic factors could cause results to be lower than currently forecasted.

In 2009, the Company expects low single digit growth in rental revenues compared to 2008 and lower sales revenues. The Company expects lower rental revenues in our modular and electronics rental operations, offset by the full year contribution from Adler Tanks. Selling and administrative costs are expected to increase by approximately $8.0 million to $9.0 million compared to 2008 as a result of the Adler Tanks acquisition. Various cost reduction actions have been taken to prevent selling and administrative cost increases in other parts of the business while continuing and increasing investment in key long term growth initiatives. Full year interest expense is forecasted to be approximately $11.0 million to $12.0 million in 2009. The Company expects the 2009 effective tax rate to be similar to the 2008 rate, which was 39.1%. These forward-looking statements reflect McGrath RentCorp’s expectations as of February 25, 2009. Actual 2009 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Form 10-K, 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Form 10-K, Form 10-Q and other SEC filings.

About McGrath RentCorp

Founded in 1979, McGrath RentCorp is a diversified business to business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland and Virginia. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations in the Northeast, Mid-Atlantic, Midwest and Southeast. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage.

CONFERENCE CALL NOTE: As previously announced in its press release of January 27, 2009, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 25, 2009 to discuss the fourth quarter 2008 results. To participate in the teleconference, dial 1-800-257-7063 (in the U.S.), or 1-303-262-2161 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11125293.

This press release contains statements, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “estimates”, “will”, “should”, “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed under "Risk Factors" and elsewhere in the Company’s Form 10-K, Form 10-Q and other SEC filings, including the following: the continuation and deepening of the current recession and financial and credit crisis, including the impact on funding for school facility projects and residential and commercial construction sectors; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate Adler Tanks and other acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; state funding for education; effect on the Company’s Adler Tanks business from reductions to the price of oil; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release. The Company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or developments.

MCGRATH RENTCORP
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2008	2007	2008	2007

REVENUES
Rental	$50,131	$49,355	$197,236	$185,317
Rental Related Services	9,894	8,725	34,080	34,713
Rental Operations	60,025	58,080	231,316	220,030
Sales	17,886	12,759	70,404	57,829
Other	565	619	2,439	2,550
Total Revenues	78,476	71,458	304,159	280,409

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	15,005	13,466	57,115	51,642
Rental Related Services	7,172	6,338	24,728	24,257
Other	8,870	7,997	36,661	33,363
Total Direct Costs of Rental Operations	31,047	27,801	118,504	109,262
Costs of Sales	14,154	8,361	49,917	40,591
Total Costs of Revenues	45,201	36,162	168,421	149,853
Gross Profit	33,275	35,296	135,738	130,556
Selling and Administrative Expenses	15,382	12,663	58,059	50,026
Income from Operations	17,893	22,633	77,679	80,530
Interest Expense	2,694	2,604	9,977	10,719
Income Before Provision for Income Taxes	15,199	20,029	67,702	69,811
Provision for Income Taxes	5,917	7,922	26,498	27,337
Income Before Minority Interest	9,282	12,107	41,204	42,474
Minority Interest in Income (Loss) of Subsidiary	—	(13)	—	64
Net Income	$9,282	$12,120	$41,204	$42,410

Earnings Per Share:
Basic	$0.39	$0.48	$1.74	$1.68
Diluted	$0.39	$0.48	$1.72	$1.67
Shares Used in Per Share Calculation:
Basic	23,677	25,235	23,740	25,231
Diluted	23,831	25,373	23,944	25,443

Cash Dividends Declared Per Share	$0.20	$0.18	$0.80	$0.72

MCGRATH RENTCORP
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	December 31,	December 31,
(in thousands)	2008	2007

ASSETS
Cash	$1,325	$5,090
Accounts Receivable, net of allowance for doubtful
accounts of $1,400 in 2008 and 2007	86,011	67,061
Income Taxes Receivable	7,927	—

Rental Equipment, at cost:
Relocatable Modular Buildings	503,678	475,077
Electronic Test Equipment	255,778	232,349
Liquid and Solid Containment Tanks and Boxes	46,288	—
	805,744	707,426
Less Accumulated Depreciation	(253,506)	(221,412)
Rental Equipment, net	552,238	486,014

Property, Plant and Equipment, net	76,763	66,480
Prepaid Expenses and Other Assets	18,633	15,793
Intangible Assets, net	14,136	—
Goodwill	27,464	1,798
Total Assets	$784,497	$642,236

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$305,500	$197,729
Accounts Payable and Accrued Liabilities	55,471	55,642
Deferred Income	28,055	28,948
Deferred Income Taxes, net	145,590	115,886
Total Liabilities	534,616	398,205

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 23,709 shares in 2008 and
24,578 shares in 2007	45,754	41,917
Retained Earnings	204,127	202,114
Total Shareholders’ Equity	249,881	244,031
Total Liabilities and Shareholders’ Equity	$784,497	$642,236

MCGRATH RENTCORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended December 31,
(in thousands)	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$41,204	$42,410
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	60,416	54,002
Provision for Doubtful Accounts	1,761	1,195
Non-Cash Stock-Based Compensation	3,766	3,457
Gain on Sale of Rental Equipment	(11,185)	(10,027)
Change In:
Accounts Receivable	(15,102)	(8,422)
Income Taxes Receivable	(7,927)	—
Prepaid Expenses and Other Assets	(2,475)	(1,721)
Accounts Payable and Accrued Liabilities	(531)	(631)
Deferred Income	(893)	3,096
Deferred Income Taxes	29,704	11,533
Net Cash Provided by Operating Activities	98,738	94,892

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Adler Tanks	(88,297)	—
Purchase of Rental Equipment	(95,823)	(104,010)
Purchase of Property, Plant and Equipment	(13,552)	(10,482)
Purchase of Minority Interest in Subsidiary	—	(3,756)
Proceeds from Sale of Rental Equipment	29,346	25,694
Net Cash Used in Investing Activities	(168,326)	(92,554)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings Under Bank Lines of Credit	119,771	44,172
Principal Payments on Senior Notes	(12,000)	(12,000)
Proceeds from the Exercise of Stock Options	898	4,194
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	140	1,380
Repurchase of Common Stock	(24,418)	(17,670)
Payment of Dividends	(18,568)	(17,673)
Net Cash Provided by Financing Activities	65,823	2,403

Net (Decrease) Increase in Cash	(3,765)	4,741
Cash Balance, beginning of period	5,090	349
Cash Balance, end of period	$1,325	$5,090

Interest Paid, during the period	$10,073	$10,718
Income Taxes Paid, during the period	$4,581	$14,424
Dividends Declared, not yet paid	$4,742	$4,356
Rental Equipment Acquisitions, not yet paid	$8,329	$7,403
Common Stock Issued for the Acquisition of Adler Tanks, during the period	$696	$—

Mobile Modular – Q4 2008 compared to Q4 2007 (Unaudited)

(dollar amounts in thousands)	Three Months Ended December 31,		Increase (Decrease)
	2008	2007	$	%
Revenues
Rental	$25,919	$26,040	$(121)	0%
Rental Related Services	8,793	8,312	481	6%
Rental Operations	34,712	34,352	360	1%
Sales	5,281	5,794	(513)	-9%
Other	110	173	(63)	-36%
Total Revenues	$40,103	$40,319	$(216)	-1%

Gross Profit
Rental	$16,896	$17,181	$(285)	-2%
Rental Related Services	2,479	2,413	66	3%
Rental Operations	19,375	19,594	(219)	-1%
Sales	1,517	1,780	(263)	-15%
Other	110	173	(63)	-36%
Total Gross Profit	$21,002	$21,547	$(545)	-3%

Pre-tax Income	$11,741	$13,039	$(1,298)	-10%

Other Information
Depreciation of Rental Equipment	$3,435	$3,247	$188	6%
Interest Expense Allocation	$1,759	$1,808	$(49)	-3%

Average Rental Equipment [1]	$475,071	$445,756	$29,315	7%
Average Rental Equipment on Rent [1]	$384,367	$369,003	$15,364	4%
Average Monthly Total Yield [2]	1.82%	1.95%		-7%
Average Utilization [3]	80.9%	82.8%		-2%
Average Monthly Rental Rate [4]	2.25%	2.35%		-4%

Period End Rental Equipment [1]	$476,368	$448,771	$27,597	6%
Period End Utilization [3]	81.0%	82.8%		-2%
Period End Floors [1]	27,506	26,315	1,191	5%
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

TRS-RenTelco – Q4 2008 compared to Q4 2007 (Unaudited)

(dollar amounts in thousands)	Three Months Ended December 31,		Increase (Decrease)
	2008	2007	$	%
Revenues
Rental	$23,194	$23,315	$(121)	-1%
Rental Related Services	529	413	116	28%
Rental Operations	23,723	23,728	(5)	0%
Sales	6,577	4,394	2,183	50%
Other	455	446	9	2%
Total Revenues	$30,755	$28,568	$2,187	8%

Gross Profit
Rental	$8,685	10,711	$(2,026)	-19%
Rental Related Services	—	(26)	26	100%
Rental Operations	8,685	10,685	(2,000)	-19%
Sales	1,438	1,772	(334)	-19%
Other	455	446	9	2%
Total Gross Profit	$10,578	$12,903	$(2,325)	-18%

Pre-tax Income	$2,972	$6,709	$(3,737)	-56%

Other Information
Depreciation of Rental Equipment	$11,365	$10,219	$1,146	11%
Interest Expense Allocation	$973	$953	$20	2%

Average Rental Equipment [1]	$260,631	$227,945	$32,686	14%
Average Rental Equipment on Rent [1]	$172,904	$161,854	$11,050	7%
Average Monthly Total Yield [2]	2.97%	3.41%		-13%
Average Utilization [3]	66.3%	71.0%		-7%
Average Monthly Rental Rate [4]	4.47%	4.80%		-7%

Period End Rental Equipment [1]	$255,420	$230,851	$24,569	11%
Period End Utilization [3]	64.0%	69.3%		-8%
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Mobile Modular – Year Ended 12/31/08 compared to Year Ended 12/31/07 (Unaudited)

(dollar amounts in thousands)	Year Ended December 31,		Increase (Decrease)
	2008	2007	$	%
Revenues
Rental	$103,236	$100,541	$2,695	3%
Rental Related Services	31,484	32,982	(1,498)	-5%
Rental Operations	134,720	133,523	1,197	1%
Sales	25,796	29,349	(3,553)	-12%
Other	543	654	(111)	-17%
Total Revenues	$161,059	$163,526	$(2,467)	-2%

Gross Profit
Rental	$65,278	$64,847	431	1%
Rental Related Services	8,992	10,422	(1,430)	-14%
Rental Operations	74,270	75,269	(999)	-1%
Sales	6,699	7,855	(1,156)	-15%
Other	543	654	(111)	-17%
Total Gross Profit	$81,512	$83,778	$(2,266)	-3%

Pre-tax Income	$45,537	$49,164	$(3,627)	-7%

Other Information
Depreciation of Rental Equipment	$13,311	$12,383	$928	7%
Interest Expense Allocation	$6,694	$7,575	$(881)	-12%

Average Rental Equipment [1]	$461,848	$427,859	$33,989	8%
Average Rental Equipment on Rent [1]	$376,909	$352,230	$24,679	7%
Average Monthly Total Yield [2]	1.86%	1.96%		-5%
Average Utilization [3]	81.6%	82.3%		-1%
Average Monthly Rental Rate [4]	2.28%	2.38%		-4%

Period End Rental Equipment [1]	$476,368	$448,771	$27,597	6%
Period End Utilization [3]	81.0%	82.8%		-2%
Period End Floors [1]	27,506	26,315	1,191	5%
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

TRS-RenTelco – Year Ended 12/31/08 compared to Year Ended 12/31/07 (Unaudited)

(dollar amounts in thousands)	Year Ended December 31,		Increase (Decrease)
	2008	2007	$	%
Revenues
Rental	$92,982	$84,776	$8,206	10%
Rental Related Services	2,024	1,731	293	17%
Rental Operations	95,006	86,507	8,499	10%
Sales	24,948	17,831	7,117	40%
Other	1,896	1,896	—	0%
Total Revenues	$121,850	$106,234	$15,616	15%

Gross Profit
Rental	$37,507	$35,465	$2,042	6%
Rental Related Services	117	34	83	244%
Rental Operations	37,624	35,499	2,125	6%
Sales	8,442	6,247	2,195	35%
Other	1,896	1,896	—	0%
Total Gross Profit	$47,962	$43,642	$4,320	10%

Pre-tax Income	$19,062	$19,730	$(668)	-3%

Other Information
Depreciation of Rental Equipment	$43,599	$39,259	$4,340	11%
Interest Expense Allocation	$3,663	$3,705	$(42)	-1%

Average Rental Equipment [1]	$250,173	$209,546	$40,627	19%
Average Rental Equipment on Rent [1]	$170,388	$143,032	$27,356	19%
Average Monthly Total Yield [2]	3.10%	3.37%		-8%
Average Utilization [3]	68.1%	68.3%		0%
Average Monthly Rental Rate [4]	4.55%	4.94%		-8%

Period End Rental Equipment [1]	$255,420	$230,851	$24,569	11%
Period End Utilization [3]	64.0%	69.3%		-8%
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company presents Adjusted EBITDA which is defined by the Company as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available to operations and the performance of the Company. Because we find Adjusted EBITDA useful the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges and income from the former minority interest in the Company’s Enviroplex subsidiary. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of Adjusted EBITDA is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Since Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net Income	$9,282	$12,120	$41,204	$42,410
Minority Interest in Income (Loss) of Subsidiary	—	(13)	—	64
Provision for Income Taxes	5,917	7,922	26,498	27,337
Interest	2,694	2,604	9,977	10,719
Income from Operations	17,893	22,633	77,679	80,530
Depreciation and Amortization	16,273	14,069	60,416	54,002
Non-Cash Stock-Based Compensation	936	879	3,766	3,457
Adjusted EBITDA [1]	$35,102	$37,581	$141,861	$137,989

Adjusted EBITDA Margin [2]	45%	53%	47%	49%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Adjusted EBITDA [1]	$35,102	$37,581	$141,861	$137,989
Interest Paid	(3,146)	(3,346)	(10,073)	(10,718)
Income Taxes Paid	(1,169)	(5,011)	(4,581)	(14,424)
Gain on Sale of Rental Equipment	(2,395)	(2,784)	(11,185)	(10,027)
Change in certain assets and liabilities:
Accounts Receivable, net	(4,485)	11,970	(13,341)	(7,227)
Prepaid Expenses and Other Assets	1,217	1,277	(2,475)	(1,721)
Accounts Payable and Other Liabilities	(1,998)	3,380	(575)	(2,076)
Deferred Income	(5,658)	(2,366)	(893)	3,096
Net Cash Provided by Operating Activities	$17,468	$40,701	$98,738	$94,892

1  Adjusted EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer